NETWORK AFFILIATION AND REPRESENTATION AGREEMENT

         THIS NETWORK AFFILIATION AND REPRESENTATION AGREEMENT is made as of August 31, 1993 by and between TELEMUNDO GROUP, INC., a Delaware corporation ("Telemundo"), and INTERSPAN COMMUNICATIONS, A CALIFORNIA LIMITED PARTNERSHIP (the "Affiliate").

         WHEREAS, Telemundo provides Spanish-language television programming;

         WHEREAS, the Affiliate owns and operates television broadcast station KFWD, Channel 52, serving the Dallas-Fort Worth ADI (the "Station"), and wishes to become affiliated with and obtain Spanish-language programming from Telemundo for broadcast on the Station;

         WHEREAS, the Affiliate wishes to engage Telemundo to act as its national sales representative to market commercial advertising time available during Spanish-language programming;

         WHEREAS, Telemundo wishes to be affiliated with the Affiliate, to supply Spanish-language programming to the Affiliate for broadcast on the Station and to provide national sales representative services to the Affiliate, all on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1.       PROGRAMMING PROVIDED

                  (a) Telemundo will provide Spanish-language programming to the Affiliate for broadcast on the Station. Such programming may include Spanish-language programming designated and offered by Telemundo as Network Programming to one or more of its owned and operated or affiliated stations via satellite except as provided in Section 2, and other Spanish-language programming as to which it has distribution rights and which shall be delivered via satellite except as provided in Section 2 ("Additional Programming"). Telemundo shall provide the Affiliate with a written schedule of the Network and Additional Programming, and the terms and conditions upon which such programming is offered, including, without limitation, any restrictions, the required dates and hours of broadcast, if any, and the availability of advertising time within the programming for sale by the Affiliate. Telemundo shall use its reasonable efforts to give its schedule of programming at least three weeks in advance of the scheduled broadcast date. Notwithstanding anything to the contrary contained herein, the Affiliate may not exhibit any Network or Additional Programming as to which Telemundo does not possess the exhibition rights in the Station's market provided Telemundo has given the Affiliate prior notice of an exhibition problem. Except as otherwise provided herein, this Agreement is not intended to cover any programming other than Network and Additional Programming (collectively, the "Programming"). The terms and conditions applicable to any other programming to be supplied by Telemundo to the Affiliate ("Special

                           Programming") must be mutually agreed to by Telemundo and the Affiliate. Unless otherwise agreed to by Telemundo and the Affiliate, the general and non-financial terms of this Agreement shall govern such Special Programming. Notwithstanding anything to the contrary contained herein, the Affiliate acknowledges and confirms that, from time to time, Telemundo may, in its discretion, sell block programming time to other programmers ("Brokered Time") and that such Brokered Time may preempt Telemundo's regular Network Programming, provided such amount of Brokered Time is not unreasonable. The Affiliate further acknowledges and confirms that no local advertising time may be available to the Affiliate for sale within such Brokered Time.

                  (b) The Affiliate shall have a right of first refusal, as against any other television station, cable system or other television transmission entity licensed in Dallas-Fort Worth or serving the Dallas-Fort Worth ADI to broadcast the Programming. The Affiliate shall-exercise the right of first refusal and shall notify Telemundo in writing whether it will accept or reject the Programming within 72 hours of receipt of Telemundo's program schedule. Failure by the Affiliate to respond in writing within such 72-hour period shall be deemed to be an acceptance of such Programming.

                  (c) Acceptance by the Affiliate of the Programming shall constitute the Affiliate's agreement to broadcast the Programming in accordance with the terms of this Agreement and of the offer of the program schedule. The Affiliate shall broadcast any Programming accepted by the Affiliate in its entirety, including, without limitation, all commercial announcements, programming identification, program promotional material and credit announcements contained therein, without interruption or deletion or addition of any kind (except for the insertion of advertisements, promotions or PSA's during periods designated by Telemundo as available for such insertions), at the hours and on the days specified by Telemundo. Unless otherwise agreed to by Telemundo in writing or as otherwise provided herein, the Affiliate shall broadcast programming delivered via satellite at the time such programming is transmitted and may not delay the broadcast of any of such programming except for time zone adjustments as may be established by Telemundo. Unless otherwise directed by Telemundo in writing, at no time may the Affiliate broadcast any Additional or Special Programming during Telemundo's Network Programming schedule.

                  (d) With respect to programming provided pursuant to this Agreement, nothing herein contained shall prevent or hinder:

                           (i) the Affiliate from rejecting programming which the Affiliate reasonably believes to be contrary to the public interest or in violation of good broadcasting practices, or from substituting a program that, in its reasonable opinion, is of greater local or national importance; or

                           (ii) Telemundo from replacing one or more programs with substitute programming (in which event Telemundo shall provide the substitute programming to the Affiliate in accordance with this Section 1) or from canceling one or more programs.

                           If either party shall take any action specified in
this Section l(d), such party shall give prompt written notification thereof by telecopier or telex to the other party.

                  (e) The Affiliate shall notify Telemundo promptly (but no later than within 24 hours) if the Station goes off the air (other than at its regular sign-off time) or fails to broadcast for any reason any of the Programming that it has otherwise accepted for broadcast.

         2.       DELIVERY OF PROGRAMMING

                  It is presently anticipated that all Programming shall be provided by satellite except in the case of a transmission problem by Telemundo. In the event of a transmission problem of the Programming and in the case of Special Programming, Telemundo may provide any such programming in three-quarter inch "U-Matic" format or such other format as Telemundo may determine and which shall conform to accepted industry standards. If the programming is provided by satellite, Telemundo shall bear all expenses associated with the transmission of the programming from Telemundo's facilities to the satellite, and the Affiliate shall bear all expenses associated with transmission of the programming from the satellite to the Affiliate's facilities and associated with the acquisition, maintenance and operation of the Affiliate's facilities for receipt of such satellite transmission. Except as otherwise provided herein, if any programming is provided in "U-Matic" format or by other physical delivery methods, the Affiliate shall pay for distribution costs by accepting C.O.D. deliveries of tapes and other material, or by prepaying shipping costs, and the Affiliate will prepay return shipping costs to Telemundo's network distribution center, or to such other destination named by Telemundo. In the event of a satellite transmission problem of the Programming, Telemundo shall bear the distribution costs of shipping the tapes to the Affiliate. All tapes and other physical materials shall be returned by the Affiliate to Telemundo at the Affiliate's expense.

         3.       DISTRIBUTION PROHIBITIONS

                  The Affiliate shall broadcast the programming supplied by Telemundo hereunder only at the hours and on the days specified by Telemundo, unless Telemundo shall have agreed in writing to any proposed additional or rescheduled broadcast of such programming. The Affiliate shall not distribute or authorize others to distribute any programming supplied by Telemundo hereunder over the facilities of any station or distribution system (including, without limitation, satellites, booster, translator or repeater systems, cable television systems, relay telecasts, pay cable systems, subscription television systems, network simultaneous transmission or special educational systems) other than the Station, unless a specific right to do so is granted in writing by Telemundo. "Station" as used herein shall include cable systems within the Station's ADI that may carry the Station's programming as a basic service (i.e., without any separately allocable fees charged to subscribers above the fee for basic cable television service). The

                  Affiliate shall not, and shall not authorize others to, sublicense or re-license any programming supplied by Telemundo hereunder or copy, duplicate, record or transcribe any such programming for any purpose.

         4.       USE OF TELEMUNDO NAME AND LOGO

                  The Affiliate shall identify itself as an affiliate of Telemundo and display the Telemundo logo in conjunction with the words "TM" in subscript and in bold face, together with the words "Telemundo affiliate" in its on-air identifications and, as practical, on all written materials, including without limitation, stationery, business cards, billboard and other promotional materials which shall identify the (collectively, the "Station Identifications"). All displays of the Telemundo name and logo, all Station Identifications and all Station i.d. animations logos and Station signatures shall be in strict compliance, as practical, with the official broadcast and print element standards provided to the Affiliate by Telemundo and as indicated in the Telemundo standards manual, as updated from time to time by Telemundo. The Affiliate shall have no rights whatsoever to use the Telemundo name or logo except to identify itself as a Telemundo affiliate as expressly provided in this Agreement and except as contained in the Programming.

         5.       ADVERTISING AVAILABILITIES

                  (a) The parties intend that 60% of the total advertising time within the Network Programming shall generally be available to Telemundo for Network Advertising and 40% of the total advertising time within the Network Programming shall generally be available to the Affiliate for sale on a local or national spot advertising basis ("Spot Advertising"). The split of advertising time pursuant to the preceding sentence shall be generally made on a proportionate basis in order that each of Telemundo and the Affiliate have access to similar time periods. The parties intend that 100% of the total advertising time within the Additional Programming shall generally be available to the Affiliate for Spot Advertising. It is Telemundo's intention to generally allocate the advertising availabilities as described above within each Program; provided, however, that the Affiliate acknowledges that the percentages described in this
                           Section 5(a) may vary in any specific program schedule provided by Telemundo pursuant to this Agreement.

                  (b) Telemundo shall establish, in its sole discretion, the prices for Network Advertising, and shall be responsible for billing and collection with respect to all Network Advertising. The Affiliate shall establish, in its sole discretion, the prices for Spot Advertising, and shall be responsible for billing and collection with respect to all Spot Advertising.


         6.       REPRESENTATIVE SERVICES

                  (a) The Affiliate hereby appoints Telemundo as its exclusive national sales representative, throughout the United States, including U.S. territories and possessions, for the sale of national Spot Advertising time in the Spanish-language programming broadcast by the Station. Telemundo shall exercise its best efforts in the sale of time of the Station and toward the national promotion of the Station's market. All expenses incurred by Telemundo in connection with its duties as national sales representative shall be borne by Telemundo. Telemundo shall not be responsible for payment of agency commissions.

                  (b) The Affiliate shall list Telemundo as its national sales representative for the Station in publications that publish rates and technical information, such as Standard Rate and Data, and in its own advertising and promotional material.

                  (c) The Affiliate shall notify Telemundo in the event either an advertiser or an advertising agency makes a direct approach to the Station to place national broadcast advertising, and shall cause the Station to advise the advertiser or advertising agency, as the case may be, that such national broadcast advertising should be placed through Telemundo exclusively.

                  (d) The Affiliate shall not engage or use the services of any person, firm or organization for the sale of national broadcast advertising in respect of the Station other than Telemundo prior to the expiration of this Agreement. The Affiliate retains the right to sell advertising to all accounts within the Dallas-Fort Worth ADI. Telemundo will act as Affiliate's exclusive sales representative for all accounts outside the Dallas-Fort Worth ADI.

                  (e) The Affiliate will assist Telemundo in its efforts to place national Spot Advertising on the Station, including: developing and distributing appropriate sales kits and/or tapes, and visiting agencies with Telemundo account executives as appropriate.

                  (f) Telemundo shall share with the Affiliate such of its market research, call reports and product research relating to the Dallas-Fort Worth ADI as it deems appropriate, subject to proprietary limitations.

                  (g) Notwithstanding anything to the contrary contained in this Section 6, the Affiliate may deal directly with the Winn-Dixie account and Telemundo shall not receive any commissions from any such efforts by the Affiliate.

         7.       COMPENSATION

                  (a) In consideration of Telemundo's sales of Spot Advertising pursuant to the terms of this Agreement, the Affiliate shall pay Telemundo 15% of all amounts due to the Affiliate from national Spot Advertising sold by Telemundo in Network Programming and Additional Programming and in other Spanish-language programming broadcast by the Station.

                  (b) The Affiliate shall pay Telemundo in cash, based on a statement furnished by Telemundo, the amount due Telemundo for all Spot Advertising sold by Telemundo pursuant to Section 7(a) within 60 days after the close of each broadcast month, whether or not the Affiliate has collected such monies. The commission for any account receivable balance, relating to a sale which had been previously included in amounts due Telemundo, which is written off or remains uncollected 120 days after billing, shall be deducted from amounts due Telemundo. If such receivable balance is subsequently collected, the balance collected will be added to the current month's amounts due Telemundo.

                  (c) In consideration of the Affiliate's obligations under this Agreement and subject to Section l(b) hereof, Telemundo agrees to further compensate the Affiliate as set forth on Attachment A attached hereto.

         8.       TERM AND TERMINATION

                  This Agreement shall have a term of three years commencing on September 1, 1993. Either party may terminate this Agreement upon 24 hours' notice if the other party is in material violation of its obligations hereunder after written notice of such violation and failure to cure within 15 days. The Affiliate acknowledges the importance to Telemundo of carrying the Network Programming and understands that Telemundo sells its Network Advertising based on the number of households viewing Network Programming. Telemundo may terminate this Agreement upon two weeks' notice if the Affiliate fails to broadcast at least 75% of the Network Programming (measured by broadcast hour) in any given month except as permitted by Section l(d) and except with regard to any Network Programming that Telemundo is unable to offer to the Affiliate. Certain additional termination rights of Telemundo are set forth on Attachment A.

         9.       INDEMNIFICATION

                  Telemundo shall indemnify, defend and hold the Affiliate and its officers, directors, agents, stockholders, employees, legal representatives, successors and assigns harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from (i) the use by the Affiliate, in accordance with the terms and conditions of this Agreement, of the Spanish-language programming supplied by Telemundo hereunder, and (ii) any breach by Telemundo of any of its obligations under this Agreement, provided that the Affiliate has promptly notified Telemundo after becoming aware of any claim to which this indemnity shall apply, and that the Affiliate cooperate fully with Telemundo in the defense of such claim at Telemundo's request. The Affiliate similarly agrees to indemnify, defend and hold Telemundo and its officers, directors, agents, stockholders, employees, legal representatives, successors and assigns harmless from and against any and all claims, damages, liabilities, costs, and expenses, including reasonable attorneys' fees, arising from
                  (i) the use by the Affiliate of the programming supplied hereunder other than in accordance with the terms and conditions of this Agreement and/or the terms of the offer of such programming, and (ii) any breach by the Affiliate of any of its obligations under this Agreement, provided that Telemundo has promptly notified the Affiliate after becoming aware of any claim to which this indemnity shall apply, and that Telemundo cooperate fully with the Affiliate in the defense of such claim at the Affiliate's request. Neither party may enter into or participate in any judgment or settlement of any claim that binds the other party without the prior written consent of such other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything contained in this Agreement, Telemundo makes no representation or warranty with respect to the music performing rights of any programming supplied to the Affiliate hereunder, and neither the scope of the indemnification by Telemundo of the Affiliate contained herein, nor any obligation of Telemundo hereunder, is intended to, or shall exceed the scope of any indemnification to which Telemundo is contractually entitled from Telemundo's producers or suppliers with respect to the programming in question.

         10.      MISCELLANEOUS

                  (a) All notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, overnight courier, telegram, telecopier or telex, addressed as follows:

                           (i)   If to the Affiliate:

                                 Interspan Communications
                                 900 South Garfield
                                 Alhambra, California  91801
                                 Attn:  Roland A. Hernandez
                                 Telecopier:  (213) 283-2736
                                 Telephone:  (213) 283-2732

                                 with a copy to:

                                 Wayne Casa
                                 General Manager
                                 KFWD-TV
                                 3000 West Story Road
                                 Irving, Texas  75038
                                 Telecopier:  (214) 258-1770
                                 Telephone:  (214) 255-5200

                           (ii)     If to Telemundo:

                                 Telemundo Group, Inc.
                                 1740 Broadway, 18th Floor
                                 New York, New York  10019
                                 Attn:  Corporate Counsel
                                 Telecopier:  (212) 459-9498
                                 Telephone:  (212) 492-5500

                           Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the affidavit of messenger or the answerback being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                  (b) This Agreement shall not be assignable by the Affiliate without the prior written consent of Telemundo. If any application is made to the FCC concerning a transfer of the Station license or of any interest in the Station license (a "Transfer"), the Affiliate shall notify Telemundo forthwith, and Telemundo shall have the right to terminate this Agreement effective as of the effective date of any such Transfer by giving notice thereof to the Affiliate within 60 days after the date on which the Affiliate gives Telemundo notice of the making of such application. If Telemundo does not terminate this Agreement, the Affiliate shall, prior to the effective date of any such Transfer, obtain and deliver to Telemundo, in a form satisfactory to Telemundo, the agreement of the proposed transferee expressly stating that the transferee will assume and perform all of the Affiliate's obligations contained in this Agreement on and after the effective date of the Transfer. Effective on such date, the provisions of this Agreement shall apply to such transferee.

                  (c) This Agreement, the rights and obligations of the parties, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

                  (d) This Agreement may be executed in counterparts, and it shall not be necessary that the signatures on behalf of each party appear on each counterpart. All counterparts shall collectively constitute a single agreement.

                  (e) This Agreement may not be amended or modified except by a writing executed by both of the parties hereto.

                  (f) The Affiliate shall provide to Telemundo within 10 days after the end of each month during the term of this Agreement notarized affidavits of performance containing information concerning the broadcasts of the network and national spot commercial advertisements, including without limitation, the length of the commercial, the exact time and date of each broadcast, the advertiser, commercial and program in which the commercial is broadcast. Unless otherwise notified by Telemundo, the Affiliate shall bill agencies directly for national spot advertising within 10 days after the end of each month, and copies of bills shall be promptly furnished by the Affiliate to Telemundo. The Affiliate shall use its best efforts to collect all revenues for national spot advertising. If the Affiliate fails for whatever reason to broadcast a commercial advertisement in accordance with Telemundo's schedule, the Affiliate shall "make good" such commercial advertisement during the same day part in which the advertisement was originally intended to be scheduled, or in accordance with the advertiser's request, if different. The Affiliate also agrees that it will not broadcast any commercial advertisement that is competitive with a network or spot advertisement placed by Telemundo within 15 minutes of the Telemundo advertisement, provided that if Telemundo notifies the Affiliate in advance of a greater separation requirement of an advertiser, the Affiliate shall comply with any such requirement. The Station further agrees that if Telemundo grants exclusive sponsorship to one or more advertisers during any Network Programming, the Station will not broadcast commercials during such programming that are competitive with the products or services that are advertised by such sponsors. If Telemundo is prohibited (by a third party or by its own policies) from advertising certain products or services during certain programming, the Affiliate agrees not to advertise such products or services during any such programming supplied by Telemundo. Telemundo shall have the right to audit the books and records of the Affiliate upon reasonable notice and during business hours in order to verify the accuracy of the affidavits of performance and to insure the Affiliate's compliance with the terms of this Agreement.

                  (g) To the extent that Telemundo obtains a network license from ASCAP and/or BMI which, as it would relate to network revenues, would cover Telemundo's affiliates, the Affiliate hereby agrees to make all necessary local filings and payments to ASCAP and/or BMI with respect to the Station and to reimburse Telemundo for network license fees paid by Telemundo based primarily upon the average percentage of the network's TV Hispanic Households delivered by the Station. The Affiliate's share should not exceed what the Affiliate would otherwise be required to pay in ASCAP and BMI license fees if the Affiliate paid all such fees directly and Telemundo paid no license fees covering the Affiliate. This paragraph shall not in any way obligate Telemundo to obtain a network ASCAP or BMI license. Until such time, if any, as Telemundo obtains a network license that would include the Affiliate, the Affiliate acknowledges and agrees that it is responsible for paying all applicable fees and making all required filings with respect to the music performing rights of any programming supplied to the Affiliate by Telemundo.

                  (h) The Affiliate represents and warrants that it is the licensee of the Station and that it is duly authorized to enter into and perform this Agreement and that it is not a party to any other agreement the terms of which would be violated by the execution of this Agreement.

                  (i) The Affiliate acknowledges that the local and national reputation of Telemundo and its affiliates, including but not limited to the reputation as broadcasters of family-oriented programming, is of the highest concern to Telemundo. Telemundo shall have the right to terminate this Agreement if, as a result of any action or situation involving the Affiliate or the Station or the principals of either of them, the reputation of Telemundo or any of its affiliates may be adversely affected.

                  (j) The Affiliate agrees to have and maintain a telecopier machine during the term of this Agreement in order that Telemundo and the Affiliate may contact one another by telecopier.

                  (k) The Affiliate agrees to maintain at its expense any equipment reasonably required by Telemundo to be kept at the Station in order to receive log information to be delivered by Telemundo to its broadcast affiliates. The Affiliate shall execute any necessary leases and financing statements related to any such equipment furnished by Telemundo provided that no capital or leasing costs shall be imposed upon the Affiliate.

                  (m) The Affiliate agrees that in connection with its responsibilities and obligations as a Telemundo affiliate and in order to maximize advertising revenues, it will develop and implement local promotions, meeting and advertising strategies, and will use its best efforts to assist in localizing Telemundo's network promotions (i.e. by advertising the call letters of the Affiliate and the local times at which the network program will air).

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the date first hereinabove set forth.


TELEMUNDO GROUP, INC.                   INTERSPAN COMMUNICATIONS,
                                        A CALIFORNIA LIMITED PARTNERSHIP
                                        (For itself and on behalf of Station KFWD, Dallas, Texas)

                                       By:  INTERSPAN COMMUNICATIONS CORP.,
                                       Its General Partner

By: /s/ PETER J. HOUSMAN II            By: /s/ ROLAND A. HERNANDEZ
   --------------------------------       --------------------------------------
   Peter J. Housman II                    Roland A. Hernandez
   President - Business and               President
   Corporate Affairs


                                  ATTACHMENT A
                     COMPENSATION - STATION KFWD, CHANNEL 52
                            DALLAS-FORT WORTH, TEXAS

         Telemundo Group, Inc. will provide compensation to the Affiliate as described herein.

         1.       NETWORK COMPENSATION

                  The Affiliate shall be entitled to receive network compensation payments in the amount of $1,100,000 for the first year of the term, $1,200,000 for the second year of the term and $1,300,000 for the third year of the term. Within 15 days after the close of each calendar month of the term, Telemundo shall pay the Affiliate one-twelfth of the applicable compensation payment. The compensation payable hereunder will be prorated for any partial months. If Telemundo elects to terminate this Agreement in accordance with the terms hereof, Telemundo shall only be required to pay the Affiliate network compensation through the termination date. Telemundo shall be entitled to deduct from network compensation payable to the Affiliate hereunder amounts due and owing to it from the Affiliate including, but not limited to, the 15% representation fee payable pursuant to Section 7(a) of the Agreement, if not otherwise paid to Telemundo by the Affiliate.

                  The parties agree that the full network compensation provided for in this Attachment A is based upon the Affiliate broadcasting all of the Network Programming and all of the Brokered Time.

         2.       MINIMUM PERFORMANCE STANDARDS

                  Telemundo shall be entitled in its sole discretion to terminate this Agreement upon 30 days prior written notice if Station KFWD fails to achieve at least a 30% audience share for any two consecutive ratings books during the term of this Agreement, commencing with the November 1993 ratings book. The Affiliate's audience share performance will be reviewed twice each year, after the ratings become available, based on the SRC (or alternate mutually acceptable ratings service) May and November ratings for the Dallas-Fort Worth ADI, Monday through Sunday, 1:00 PM to 10:00 PM, Central Time with the Affiliate's rating expressed as a percentage of the combined rating for the Affiliate and the local Univision affiliate ("Audience Share").

         3.       BONUS COMPENSATION

                  In addition to the Network Payments, the Affiliate will be eligible to receive a monthly bonus to be adjusted retroactive to the first day of June and December based on Station KFWD's Audience Share for the May and November ratings periods (as described in Section 2 above) as set forth below:

                   MONTHLY
                 BONUS AMOUNT        AUDIENCE SHARE       AUDIENCE SHARE
                  DURING YEAR           45%-50%              ABOVE 50%
                 ------------        ---------------      --------------

                     1                 $1,666.67            $2,250.00
                     2                 $2,125.00            $2,833.34
                     3                 $2,875.00            $3,833.34

                  Notwithstanding anything to the contrary contained in this
                  Section 3, until the November 1993 ratings book results become available, the bonus eligibility for the period September 1993 through November 1993 shall be based on the May 1993 ratings book. As soon as the November 1993 ratings book becomes available, an adjustment shall be made retroactive to December 1, 1993 based on the bonus chart set forth above.

         4.       ADDITIONAL BONUS COMPENSATION.

                  In addition to the network and bonus compensation payable by Telemundo to the Affiliate under this Agreement as set forth above, the Affiliate will be eligible to receive a supplementary monthly bonus to be adjusted retroactive to the first day of June and December based on Station KFWD's Audience Share for the May and November ratings periods Monday through Friday, 1:00 pm to 10:00 pm, Central Time, as set forth below:

                      MONTHLY
                    BONUS AMOUNT                               AUDIENCE SHARE
                    DURING YEAR                                  ABOVE 45%
                    ------------                               --------------
                           1                                      $2,083.33
                           2                                      $2,916.66
                           3                                      $4,166.66

                  Notwithstanding anything to the contrary contained in this
                  Section 4, until the November 1993 ratings book results become available, the bonus eligibility for the period September 1993 through December 1993 shall be based on the May 1993 ratings book in which the Affiliate had a Audience Share of more than 45%, and the Affiliate shall be entitled to a supplementary monthly bonus in the amount of $2,083.33 per month as of September 1, 1993. As soon as the November 1993 ratings book becomes available, an adjustment shall be made retroactive to December 1, 1993 based on the bonus chart set forth above.